Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DATE:	August 19, 2009

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Second Quarter 2009
Results of Operations

Mount Laurel, NJ, August 18, 2009 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, a locally focused, community oriented, full service commercial bank which operates through ten retail branches that are located in New Jersey’s Burlington and Camden Counties, reported a second quarter loss before income tax benefit of $1,515,000, and an after tax loss of $946,000, or $0.16 per share, on a basic and diluted basis.

For the quarter ending June 30, 2009, the Company reported a net loss of $946,000, compared to a net loss of $400,000 for the second quarter of 2008.  On a basic and diluted per share basis, the net loss for the second quarter of 2009 was $0.16 per share, and the net loss for the second quarter of 2008 was $0.07 per share.  For the six months ended June 30, 2009 and 2008, the net loss was $1,395,000 and $484,000, respectively.  On a basic and diluted per share basis, the net loss for the six months ended June 30, 2009 and 2008 was $0.24 and $0.08 per share, respectively.

Total assets of the Company were $393 million as of June 30, 2009, compared to $383 million as of June 30, 2008, an increase of $10 million or 3%.  Loans outstanding totaled $301 million as of June 30, 2009, a decrease of $8 million, or 3%%, from total loans of $309 million as of June 30, 2008.  Deposits totaled $343 million as of June 30, 2009, an increase of $11 million, or 3%, from total deposits of $332 million as of June 30, 2008.  These results reflect the continued efforts by management to reduce the general level of risk on the balance sheet.

For the quarter ended June 30, 2009, the Company’s net interest income after the provision for loan losses decreased by $536,000, or 19%, compared to the same period in 2008, primarily as a result of lost interest income on nonaccrual loans of approximately $328,000 and a decline of $307,000, or 74 basis points, in the net interest margin in 2009.  Noninterest income for the quarter ended June 30, 2009 amounted to $174,000, a decrease of $34,000, or 16%, primarily in fee income on mortgage originations as compared to the same period in 2008.  Noninterest expenses increased $310,000, or 8%, for the three months ended June 30, 2009 as compared to the same period in 2008, primarily from a one time special assessment for deposit insurance of $183,000 and a partial write down of $82,000 on the Company’s former Gaither Road branch, and partial write downs and/or net losses on sales of OREO of $65,000.

3100 Route 38, Mount Laurel, New Jersey 08054

For the six months ended June 30, 2009, the Company’s net interest income after the provision for loan losses decreased by $1,161,000, or 20%, compared to the same period in 2008, primarily as a result of lost interest income on nonaccrual loans of approximately $886,000 and a decline of $299,000, or 68 basis points, in the net interest margin in 2009.  Noninterest income for the six months ended June 30, 2009 amounted to $405,000, a decrease of $107,000, or 21%, compared to the same period in 2008, primarily as a result of a decrease in net sale gains on available-for-sale securities of $90,000.  Noninterest expenses increased $161,000, or 4%, for the six months ended June 30, 2009 as compared to the same period in 2008, primarily from a one time special assessment for deposit insurance of $183,000, a partial write down of $82,000 on the Company’s former Gaither Road branch, and partial write downs and/or net losses on sales of OREO of $77,000.

Robert H. King, President and CEO of Sterling Banks, Inc., commented concerning the status and progress of Sterling Bank: “Our objectives have been to focus on the identification of developing weaknesses among borrowers and the strengthening of loan loss reserve balances.  The economic downturn has now continued over an extended period of time, but we sense that negative conditions are moderating.  We welcome a return of a more normalized operating environment and setting.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the six months ended, June 30, 2009 and 2008

	Three Months Ended		Six Months Ended
	06/30/2009	06/30/2008	06/30/2009	06/30/2008
INCOME STATEMENT
Interest income	$4,791,000	$5,594,000	$9,502,000	$11,629,000
Interest expense	2,124,000	2,381,000	4,340,000	5,296,000
Net interest income	2,667,000	3,213,000	5,162,000	6,333,000
Provision for loan losses	390,000	400,000	390,000	400,000
Net interest income after provision
for loan losses	2,277,000	2,813,000	4,772,000	5,933,000
Noninterest income	174,000	208,000	405,000	512,000
Noninterest expenses	3,966,000	3,656,000	7,405,000	7,206,000
Income (loss) before taxes	(1,515,000)	(635,000)	(2,228,000)	(761,000)
Income tax expense (benefit)	(569,000)	(235,000)	(833,000)	(277,000)
Net income (loss)	$(946,000)	$(400,000)	$(1,395,000)	$(484,000)

PER SHARE DATA
Basic and Diluted losses per share	$(0.16)	$(0.07)	$(0.24)	$(0.08)
Dividends paid on common shares	$-	$-	$-	$-

Average shares outstanding -
Basic and Diluted	5,843,362	5,843,362	5,843,362	5,843,362

BALANCE SHEET
Assets
Cash & due from banks			$9,372,000	$11,733,000
Federal funds sold			15,629,000	3,916,000
Total investment securities			48,690,000	28,077,000
Restricted stock			2,087,000	1,774,000
Total loans			301,029,000	309,322,000
Allowance for loan losses			(7,041,000)	(2,974,000)
Other assets			22,832,000	31,618,000
Total assets			$392,598,000	$383,466,000

Liabilities
Total deposits			$342,949,000	$331,985,000
Total borrowings			22,186,000	7,186,000
Other liabilities			1,647,000	1,477,000
Total liabilities			366,782,000	340,648,000
Shareholders' equity
Common stock			11,687,000	11,687,000
Additional paid-in capital			29,804,000	29,731,000
Retained earnings (Accumulated losses)			(15,674,000)	1,465,000
Accumulated other comprehensive losses			(1,000)	(65,000)
Total shareholders' equity			25,816,000	42,818,000
Total liabilities and shareholders’ equity			$392,598,000	$383,466,000

PERFORMANCE RATIOS
Book value per share			$4.42	$7.33
Tangible book value per share			$4.05	$4.80
Return on average assets	(0.84)%	(0.41)%	(0.66)%	(0.25)%
Return on average equity	(12.54)%	(3.74)%	(9.88)%	(2.26)%
Net interest margin	3.01%	3.75%	2.94%	3.62%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $393 million as of June 30, 2009, and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.